EXPLANATION OF RESPONSES
(1)	Held directly by Insight Partners (Cayman) XI, L.P.
(2)	Held directly by Insight Partners (Delaware) XI, L.P.
(3)	Held directly by Insight Partners (EU) XI, S.C.Sp.
(4)	Held directly by Insight Partners XI (Co-Investors) (B), L.P.
(5)	Held directly by Insight Partners XI (Co-Investors), L.P.
(6)	Held directly by Insight Partners XI, L.P.
(7)
The price reported in Column 4 is a weighted average price. These shares were purchased in multiple transactions at prices ranging from $8.75 to $9.00, inclusive. The reporting persons undertake to provide to the issuer, any security holder of the issuer, or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares purchased at each separate price within the range set forth in footnotes (7), (8) and (9).

(8)
The price reported in Column 4 is a weighted average price. These shares were purchased in multiple transactions at prices ranging from $9.24 to $9.50, inclusive. The reporting persons undertake to provide to the issuer, any security holder of the issuer, or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares purchased at each separate price within the range set forth in footnotes (7), (8) and (9).

(9)
The price reported in Column 4 is a weighted average price. These shares were purchased in multiple transactions at prices ranging from $8.97 to $9.41, inclusive. The reporting persons undertake to provide to the issuer, any security holder of the issuer, or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares purchased at each separate price within the range set forth in footnotes (7), (8) and (9).